Exhibit 3.2

HILLTOP HOLDINGS INC.

ARTICLES SUPPLEMENTARY

Hilltop Holdings Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

FIRST:  Under a power contained in Title 3, Subtitle 8 of the Maryland General Corporation Law (the “MGCL”), and in accordance with resolutions duly adopted by the Board of Directors of the Corporation (the “Board”), the Corporation elects, notwithstanding any provision in its charter or bylaws to the contrary, to be subject to Section 3-804(b) of the MGCL, the repeal of which may be effected only by a resolution adopted by the Board.

SECOND:  The election to become subject to Section 3-804(b) of the MGCL has been approved by the Board in the manner and by the vote required by law.

THIRD:  The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Chief Executive Officer and attested by its General Counsel and Secretary on this 29th day of November, 2012.

ATTEST:	HILLTOP HOLDINGS INC.

/s/ Corey G. Prestidge	By:	/s/ Jeremy B. Ford	(SEAL)
Corey G. Prestidge		Jeremy B. Ford
General Counsel and Secretary		Chief Executive Officer